UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HANDENI GOLD INC.
(Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation or organization)	98-0430222 (I.R.S. Employer Identification No.)

228 Regent Estate Dar es Salaam, Republic of Tanzania (Address of Principal Executive Offices)	N/A (Zip Code)

NOVEMBER 2010 STOCK INCENTIVE PLAN
(Full title of the plan)

Reyno Scheepers
President, Chief Executive Officer and a director
228 Regent Estate
Dar es Salaam, Republic of Tanzania
(Name and address of agent for service)

Tel: 011-255-222-70-00-84
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common shares	40,000,000 shares	$0.169 per share	$6,760,000	$922.06

(1)        This registration statement covers shares of our common stock, par value $0.001 per share, issuable pursuant to stock options and other equity incentive awards under our November 2010 Stock Incentive Plan.

(2)        This registration statement shall also cover an indeterminable number of additional shares which may become issuable under the November 2010 Stock Incentive Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares.

(3)        The proposed maximum offering price per share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon (i) the average exercise price of $0.23 per share with respect to 28,300,000 outstanding options under our November 2010 Stock Incentive Plan, and (ii) the closing price of our common stock of $0.02 per share, as reported on the OTCQB on May 7, 2013, with respect to the 1,000,000 restricted shares that have been granted under our November 2010 Stock Incentive Plan and the balance of 10,700,000 shares that have been reserved for issuance pursuant to options or other awards that may be granted under our November 2010 Stock Incentive Plan.

(4)        The proposed maximum aggregate offering price is based on the proposed maximum offering price per share times the total number of shares to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus ("prospectus" or "Registration Statement"), constitute a prospectus that meets the requirements of Section 10(a) of the United States Securities Act of 1933, as amended (the "Securities Act").

Reoffer Prospectus: The material that follows Item 2, beginning on Page P-1 up to but not including Part II of this Registration Statement, beginning on Page II-1, of which the reoffer prospectus is a part, constitutes a "reoffer prospectus," prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of: (i) shares that are deemed to be "control securities" under the Securities Act that have been or will be acquired by the selling stockholders named in the reoffer prospectus and/or (ii) shares that are "restricted securities" as defined in Rule 144(a)(3) promulgated under the Securities Act that have been acquired by the selling stockholders named in the reoffer prospectus. Because the registrant does not satisfy the registrant requirements for use of Form S-3 at the time of filing of this Registration Statement, the amount of securities to be offered or resold by means of the reoffer prospectus, by each person, and any other person with whom he or she is acting in concert for the purpose of selling securities of the registrant, may not exceed, during any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

Item 1.            Plan Information.

This Registration Statement on Form S-8 relates to a maximum of 40,000,000 shares of common stock, par value $0.001 per share, issuable directly by Handeni Gold Inc. ("we" or the "Company") under the November 2010 Stock Incentive Plan or pursuant to the exercise of options or other awards that have been or may be granted under the November 2010 Stock Incentive Plan.

We will provide each participant in our November 2010 Stock Incentive Plan (each, a "Participant") with documents that contain information related to our November 2010 Stock Incentive Plan and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Participant who receives shares of common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.            Registrant Information and Employee Plan Annual Information.*

We will provide to each Participant a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice. The statement will include the address and telephone number to which any requests for documents should be directed.

*        Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

REOFFER PROSPECTUS

The date of this prospectus is May 9, 2013

HANDENI GOLD INC.

228 Regent Estate, Dar es Salaam, Republic of Tanzania

40,000,000 SHARES OF COMMON STOCK

This reoffer prospectus relates to 40,000,000 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by certain eligible participants (each, an "Eligible Participant") in our "November 2010 Stock Incentive Plan" for their own account. Eligible Participants in our November 2010 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities. Selling stockholders will consist of those Eligible Participants who are "affiliates" of our company (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) as well as certain non-affiliates.

It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the OTCQB or such other securities exchange or securities market (if any) that our common stock may then be traded. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The shares of common stock have been or will be issued pursuant to awards granted under our November 2010 Stock Incentive Plan. Those shares that have been issued will be "restricted securities" under the Securities Act, and those shares that have been or will be issued to affiliates will be "control securities" under the Securities Act, in each case before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

The selling stockholders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is quoted on the OTCQB under the symbol "HNDI". On May 8, 2013, the last reported price of our common stock quoted on the OTC Bulletin Board was $0.01 per share.

Investing in our common stock involves risks. See "Risk Factors" starting on page P-20 of this reoffer prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under "Risk Factors" and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read.

All references in this prospectus to "the Company," "we," "us," "our" or "our company" refer to Handeni Gold Inc. and our subsidiaries, unless the context otherwise requires. All dollar amounts refer to United States dollars unless otherwise indicated.

This reoffer prospectus relates to 40,000,000 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by certain Eligible Participants in our November 2010 Stock Incentive Plan for their own account. Eligible Participants in our November 2010 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities. Selling stockholders will consist of those Eligible Participants who are "affiliates" of our company, as defined in Rule 405 under the Securities Act as well as certain non-affiliates.

Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We have interests in mineral claims known as the Handeni District Project and the Mkuvia Alluvial Gold Project (of which the licenses have lapsed), located in the Republic of Tanzania in East Africa, through prospecting licenses ("PLs") and primary mining licenses ("PMLs") issued by the government of the Republic of Tanzania.

None of our mineral claims contain any substantiated mineral deposits, resources or reserves of minerals to date. Exploration has been carried out on these claims, in particular the 4 PLs of 800 km2 in the Handeni District. Accordingly, additional exploration of these mineral claims is required before any conclusion can be drawn as to whether any commercially viable mineral deposit may exist on any of our mineral claims. Our plan of operations is to continue exploration and drilling work in order to ascertain whether our mineral claims warrant further advanced exploration to determine whether they possess commercially exploitable deposits of minerals. We will not be able to determine whether or not any of our mineral claims contain a commercially exploitable mineral deposit, resource or reserve, until appropriate exploratory work has been completed and an economic evaluation based on that work concludes economic viability.

We are considered an exploration or exploratory stage company, because we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. There is no assurance that a commercially viable mineral deposit exists on the properties underlying our mineral claim interests, and considerable further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined.

Our Mineral Claims

Handeni District Prospecting Licenses

Currently, our primary focus is on the Handeni District Project. Effective September 21, 2010, our Board of Directors ratified the entering into and immediate closing of a certain Mineral Property Acquisition Agreement (the "Acquisition Agreement") dated September 15, 2010 with IPP Gold Limited ("IPP Gold"), pursuant to which we acquired an undivided 100% legal, beneficial and registerable interest in and to four prospecting licences (the "PLs"), totaling approximately 800 square kilometres, located in the Handeni District of Tanzania and which were owned or controlled by IPP Gold and its affiliates.

In accordance with the terms of the Acquisition Agreement, effective September 21, 2010, IPP Gold has now become a major stakeholder in our Company. Pursuant to the terms of the Acquisition Agreement, we issued 133,333,333 restricted shares of common stock to IPP Gold in exchange for 100% interest in the four PLs of the Handeni Project, with no further payments in shares or cash required.

The Commissioner for Minerals of Tanzania has confirmed the recording in the Central Register and the transfer of 100% of each of the Prospecting License Nos. 6742/2010, 6743/2010, 6744/2010 and 6779/2010, which comprise the Handeni Project, from IPP Gold to our Company, and that such transfer has been duly recorded on the terms and conditions contained in such Prospecting Licenses.

We obtained a Technical Report on the Handeni Property (the "Handeni Report"), dated April 25, 2011, as prepared at our request by Avrom E. Howard, MSc, FGA, PGeol (Ontario), Principal Consultant at Nebu Consulting LLC. Mr. Howard is a Qualified Person in accordance with Canadian National Instrument 43-101 "Standards for Disclosure of Mineral Projects" and its Companion Policy (collectively, "NI 43-101") and is a Practicing Professional Geologist registered with the Association of Professional Geoscientists of Ontario (registration number 0380). The Handeni Report follows on the heels of a detailed geological compilation and exploration report prepared in 2010 by Dr. Reyno Scheepers, a South African professional geologist who has been a director of our Company since 2010 and is our current Chief Executive Officer. Upon independent review by, and to the satisfaction of Mr. Howard, much of the content from Dr. Scheepers's report has been referred to and referenced in the Handeni Report.

On August 5, 2011, the Company entered a Mineral Property Acquisition Agreement (the "2011 Acquisition Agreement") with Handeni Resources Limited ("Handeni Resources"), a limited liability company registered under the laws of Tanzania. The Chairman of the Board of Directors of the Company has an existing ownership and/or beneficial interest(s) in Handeni Resources. Pursuant to the 2011 Acquisition Agreement, the Company had an exclusive option to acquire from Handeni Resources a 100% interest in mineral licenses covering an area of approximately 2.67 square kilometers to the east of Magambazi Hill, which is adjacent to the area covered by the Company's four existing prospecting licenses (totaling approximately 800 square kilometers) in the Handeni District.

On November 30, 2011, the Company completed the 2011 Acquisition Agreement and issued 15,000,000 restricted common shares to Handeni Resources as payment. As at November 30, 2011, the fair market price of the Company's common stock was $0.11 per share; accordingly, the Company recorded a total fair market value of $1,650,000 as the mineral licenses acquisition cost.

To comply with the laws and regulations of the Republic of Tanzania whereby foreign companies may not own primary mining licenses ("PMLs"), on July 19, 2012, the Company:

(1)

entered into an Addendum agreement to the 2011 Acquisition Agreement whereby Handeni Resources will administer the 32 PMLs until such time as a mining license ("ML") on the 32 PMLs (2.67 km2 ) have been allocated; and

(2)	during this period Handeni Resources will be conducting exploration and mining activities on the PMLs as directed by the Company.

Much of the information regarding the Handeni District Project as provided below is based on information provided in the Handeni Report.

The author of the Handeni Report visited the Handeni property on February 26, 2011, accompanied by Dr. Scheepers. Given the almost total absence of outcrop across the property area, on the one hand, and the abundance of district to regional scale geological data, recent exploration data, intensive artisanal mining activity in the boundary area between the Company's Handeni property and the adjacent Magambazi property belonging to East Africa Metals Inc. (formerly: Canaco Resources Inc.) ("CRI") and their well-publicized news releases and developments, on the other, the author of the Handeni Report determined that he was able to complete a meaningful property visit within the timeframe of a single day to his technical satisfaction sufficient for the purpose of preparing the Handeni Report.

Location and Access

The Handeni property lies within the historic Handeni artisanal gold mining district, located in Tanga Province, roughly 175 kilometers northwest of Tanzania's largest city, Dar Es Salaam, and 100 kilometers southwest of the more northerly coastal city of Tanga. The road from Dar Es Salaam to Tanga is paved; the secondary road that heads northwest from this road to the town of Handeni, a distance of 65 kilometers, is currently being upgraded and paved. The Handeni property is located roughly 35 kilometers south of the town of Handeni. From this point, a number of dirt roads head south across various portions of the Handeni property and beyond. Driving time from Dar Es Salaam is approximately five hours, depending on traffic and the weather.

Access during the dry season is not difficult and does not even require a 4X4 vehicle. Roads within the licenses are mostly tracks, some of which are not accessible during the rainy season. The area experiences two rainy seasons, namely a short wet period during November and December and the main rain season lasting from April to June. Exploration conditions during the rainy periods may be difficult, specifically during the April to June period. Fuel is available at a number of points along the north - south portion of the journey and in Handeni town itself.

The average elevation in the Company's license area is 450 meters above sea level. The area is densely vegetated with tall trees and grass over undulating hills of gneiss that comprise the main topographic feature in the area. Muddy, slow moving rivers and creeks crisscross the valleys and plains; some of the larger streams may experience high flow during intense rainfalls.

The area is scarcely populated with occasional small villages where people are engaged in small scale mixed farming and artisanal gold mining. Handeni town is a community of several thousand inhabitants haphazardly spread over a series of small, rounded hills, where basic services and accommodation are available.

LOCATION MAP: HANDENI PROPERTY IN TANZANIA

Property Description

The property comprises four PLs encompassing nearly 800 square kilometers, all of which are in good standing.

The following table provides details about each PL.

List of Prospecting Licenses, Handeni Property

PL No.	Area (Sq Km)	Issue Date	Original Recipient	Transfer Date (To IPP Gold)	Transfer Date (To Handeni Gold)	Expiry Date	Renewal Date
6742/2010	197.98	05/10/10	Diamonds Africa Ltd.	18/11/10	12/12/10	04/10/13	05/10/13
6743/2010	195.48	13/10/10	Gold Africa Ltd.	18/11/10	12/12/10	12/10/13	13/10/13
6744/2010	198.70	13/09/10	M-Mining Ltd.	18/11/10	12/12/10	12/09/13	13/09/13
6779/2010	197.74	13/09/10	Tanzania Gem Center Ltd.	18/11/10	12/12/10	12/09/13	13/09/13

Within the property are several, smaller areas that belong to small scale artisanal miners, all of which are indicated in red in the license map presented below. The areas found within PL 6742/2010 predate the arrival of IPP Gold and remain in the hands of the local artisanal miners to whom Primary Licenses, or what are informally known as "Primary Mining Licenses" or PMLs have been issued. The rectangular area in red on PL6743/2010 belonged to Handeni Resources as discussed below. Artisanal gold mining activity remains ongoing in some of these areas.

License Map, Handeni Property Prospecting Licenses, showing excluded areas in red

Toward the western edge of PL 6743/2010 are several more PMLs that do not belong to the Company. The area colored in green in the figure below is a unitized block of four PMLs that were acquired CRI from their owners; this is where the most intensive artisanal gold mining activity is currently taking place, with laborers working at a variety of mining and milling sites adjacent to and up the hill from a shanty town of huts that is found just north of Magambazi hill. It is the Company's understanding that CRI has reached an agreement with the original owners of these PMLs and the people currently working there which will lead to their ceasing artisanal operations and vacating the site.

Ownership of a single, isolated claim block, depicted in fuchsia below remains uncertain; and which is something that IPP Gold and the Company are attempting to ascertain. Ownership of the smaller, rectangular red block that overlies the CRI-Company boundary also remains unknown; and which again is another matter that IPP Gold and the Company are currently pursuing. The remaining block of 32 PMLs, shown as a grid of blue lines below, belongs to the Company as described above.

History

General. Mining in Tanzania in the modern era dates back over one hundred years, first under German colonial rule; during the First World War a number of military engagements took place there. After the war ended control of the area was ceded to the British, under whose colonial authority mining and other activities continued and expanded. Mining focused on gold, diamonds and a variety of colored gemstones, notably including the discovery and development of the world's largest diamondiferous kimberlite pipe (to date) by Canadian geologist John Williamson, a deposit that remains in production to this day. Shortly after achieving independence from the British in 1961, Tanzania nationalized most private sector industries, in turn resulting in the exodus of foreign investment and private capital and the consequent decline in economic activity in all sectors, including mining. Finally, beginning in the 1990s, in line with many other developing countries around the world, the Tanzanian government instituted several reforms to move towards a free market economy, privatize the mining industry and encourage both domestic and foreign investment in all economic sectors. In the case of the mining industry, this was supplemented, in 1998, through the passage of a new, more industry-friendly mining code. This code has been streamlined under the Mining Act of 1998 (revised 2010) (the "Mining Act") currently controlling exploration, mining and related activities in the country.

Tanzania is a significant producer of gold, diamonds and a variety of colored gemstones including tanzanite; the trade name for generally heat treated, bluish-purple zoisite. The Merelani Hills, east of Arusha, is the only place on earth where this gemstone variety of V-rich zoisite is found in commercial quantities. A recently discovered uranium deposit is currently under development, as well, in the southeast area of the country. Tanzania is Africa's third leading gold producer, after Ghana and South Africa, with several major and junior companies producing and exploring for gold, mostly in northwestern Tanzania, south of Lake Victoria, in an area informally known as the Lake Victoria gold belt.

The Handeni Property. Gold has been known in the Handeni area for many years with some attributing its discovery to the Germans prior to World War One; however, it was the increase in gold prices and consequent increase in artisanal gold mining activity in the Handeni area that led to the discovery of larger deposits of placer gold, in turn leading in 2003 to a classic gold rush. The discovery and mining of lode deposits followed, soon after, along with the growth of a shanty mining town at the northern base of Magambazi Hill.

In 2005, the Company's majority shareholder, IPP Gold, entered into negotiations with a group of 34 local artisanal miners that collectively controlled four PMLs on and near Magambazi Hill, site of the area's known lode mineralization, and upon failing in this endeavor acquired a number of PMLs east of Magambazi Hill from other local owners. A portion of a large (1,200 km2) Prospecting Reconnaissance License ("PLR") which belonged to Midlands Minerals Tanzania Limited was also acquired by IPP Gold.

Between 2005 and 2010, IPP Gold carried out exploration over its PLR leading to the upgrading of its holdings from one PLR to four PLs of 800 km2, in August 2010. Exploration work included airborne magnetic and radiometric surveys, ground magnetic surveys, reconnaissance geological mapping, soil sampling, pitting and trenching. It is these four PLs that were acquired by the Company from IPP Gold.

Geological Setting

Regional Geology. The geological framework of Tanzania reflects the geologic history of the African continent as a whole. Its present appearance is a result of a series of events that began with the evolution of the Archean shield, followed by its modification through metamorphic reworking and accretion of other continental rocks, in turn covered by continentally derived sediments. Pre-rift magmatism followed by active rifting has also left a major mark upon the Tanzanian landscape.

Several regional geological mapping programs have been carried out across the country over the past one hundred plus years, which has led to the recognition of several major litho-structural provinces from Archean to recent age. The Archean craton covers most of the western two thirds of the country, roughly bounded to the east by the East African Rift. Archean rocks host all of the country's kimberlite pipes and contained lode diamond deposits, and most of its lode gold deposits. The Archean basement terrain is bounded to the east and west by a series of Proterozoic mobile belts; this area, particularly that to the east, hosts most of the country's wide variety of colored gemstone deposits. Some recent research suggests that portions of this assumed Proterozoic terrane may actually consist of Archean crust that has undergone a later phase of higher grade metamorphism.

The Phanerozoic is represented by a series of sedimentary units of Paleozoic to Mesozoic age, in turn followed by a pre-rift period of kimberlitic and related, alkalic, mantle-derived intrusive and extrusive activity that presaged active rifting. Rocks related to this event intrude up to Upper Mesozoic and Lower Cenozoic sedimentary formations. Next came a period of rift-related intrusive and extrusive activity concentrated in the Arusha area - to the northeast and Mbeya area - to the southwest, which is responsible for volcanoes such as Mt. Meru and Mt. Kilimanjaro. Finally, a wide variety of recent and largely semi- to un-consolidated wind, water and weathering-derived recent formations are found across the country, a number of which host placer gold, diamond and colored gemstone deposits.

Property Geology. The geology of the Handeni area comprises amphibolite to granulite facies metamorphic rocks interpreted to originally have formed a sequence of ultramafic to felsic volcanic flows, black shales and quartz-bearing sedimentary rocks. High grade metamorphism has converted these original lithologies to a variety of metamorphic equivalents, including biotite-hornblende-garnet-pyroxene gneiss, migmatitic augen garnet- hornblende-pyroxene gneiss, quartzo-feldspathic hornblende-biotite-pyroxene gneiss, pyroxene-hornblende-biotite-garnet granulite and others. The entire assemblage has been folded into a synform with a northwest-southeast axis, complicated by numerous faults, some of which are spatially associated with gold mineralization.

Recent research by geologists from the University of Western Australia suggests that much of what has previously been considered to be of Proterozic age (Usagaran System) may in fact be overprinted Archean crust. This hypothesis has been invoked to help interpret the geology within which gold in this area is found and as the basis for an analogy between this gold mineralization and that found in less metamorphosed, bona fide Archean rocks in the Lake Victoria gold district, a few hundred km to the northwest. However, this is a hypothesis, only, one that may be used for exploration modeling purposes but one that still requires more work.

Mineralization

The Handeni property is at an early stage of exploration. There are no known mineral resources or reserves on the Handeni property, nor are there any known deposits on the property.

Insufficient work has been completed on the Company's property to be able to comment to any significant extent about the nature of gold mineralization found and that may be found therein. However, comments regarding mineralization may be made upon the basis of information released by CRI, the company that owns the immediately adjacent Magambazi gold deposit, a deposit that remains the subject of an ongoing drilling program and geological studies and which is considered to be the type occurrence/deposit for the evolving Handeni district. The hill within which this deposit is found extends southeast onto the Company's property.

According to the aforementioned report prepared by Dr. Scheepers, gold is found within garnet-amphibolite zones within biotite-feldspar gneiss at three locations in the Company's property, locations where historical lode gold occurrences have been documented. Gold occurs in quartz veins as well as within the garnet amphibolites adjacent to the quartz veins. Proof of this association is informally corroborated by the testimony of local, artisanal miners, who apparently recover gold both from quartz veins and gold-bearing gneiss that is not quartz vein bearing. Gold in the Company's property has also been documented in soils and placers, at a variety of locations, as well.

Exploration Activities

Whereas gold was known in the Handeni area prior to the arrival in 2005 of the Company's predecessor, IPP Gold, there is no history of any formal exploration in the area aside from limited work at Magambazi Hill itself. IPP Gold's initial work consisted of soil sampling and a ground magnetic survey over an area of 200 square kilometers covering the area now located within PL6743/2010 immediately east of Magambazi Hill. Over the five years that ensued, this was followed by a series of exploration campaigns involving a variety of exploration methods, in turn followed by interpretation and further work in an iterative fashion. A table summarizing the work completed by IPP Gold (much of which was completed under the supervision of Dr. Scheepers) may be found below.

Summary of Historical Exploration Work, Handeni Property

Work	Year	Location(s)	Worker
Trenching, Pitting & Sampling	2009	Magambazi Hill	IPP Gold
Stream Sediment Sampling	2008	Northeast quadrant of PL6744/2010	IPP Gold
Soil Sampling	2009 2010	East of Magambazi Hill Over geophysically delineated zones in PL6779/2010 & PL6742/2010	IPP Gold IPP Gold
Airborne Magnetic & Radiometric Survey	2009	PL6744/2010, PL6744/2010 & PL6779/2010	South African Council for Geoscience
Geological Mapping	2008 2010	Over geochemically anomalous and artisanal mining areas	IPP Gold IPP Gold
Ground Magnetic Survey	2009 2010	PL6743/2010	IPP Gold
Regional Structural Interpretation	2009 2010	Entire property	IPP Gold The Company

Several exploration targets were delineated on the basis of the aforementioned work either based upon anomalous gold soil geochemical results alone, or other features singly or in combination, that based upon gold deposit models have been deemed significant. Paramount among these are structural features are folds, shear zones, faults and thrust faults that have been interpreted on the basis of the magnetic and radiometric data, particularly where they have been seen to be coincident with anomalous gold in soils or locations of historical artisanal mining. Regardless of the gold deposit model one favors, structure is of fundamental significance as a conduit for and host to gold bearing solutions and, in this light therefore, all locations where anomalous gold has been found coincident with interpreted structures must be considered significant, particularly at this early stage of exploration on the Handeni property and in the district as a whole.

Conclusions and Recommendations

The author of the Handeni Report indicated that the most important conclusions to be derived at this juncture are:

1.	Based upon CRI's public disclosure, it appears as if a bona fide gold deposit has been discovered at Magambazi Hill, a deposit where ongoing drilling is finding more gold;
2.	The southeast extension of Magambazi Hill and, presumably, gold mineralization found within, continues onto the Company's PL6743/2010;
3.	Historical placer and lode artisanal mining was a guide to Magambazi's potential;
4.	There are a number of other locations where intensive placer and artisanal gold mining took place within the Handeni property, notably the Kwandege and Mjembe areas;
5.	Processed airborne magnetic and radiometric data have delineated linear features that have been interpreted to represent a variety of structures such as shears, thrust faults and cross faults;
6.

Limited soil geochemical surveying, carried out across some of these interpreted northwest-southeast trending structural features, has revealed several locations hosting anomalous gold in soils (statistically established to be gold values exceeding 10 parts per billion);

7.

G old appears to be further concentrated at the intersection between the northwest-southeast trending structural features and northeast-southwest trending structural features, interpreted to represent later cross faults; and

8.	These associations suggest a relationship between structures and gold, in turn providing a basis upon which to select additional areas within the Handeni property for more detailed gold exploration.

Exploration conducted 2011/2012.

During our fiscal year ended May 31, 2012, we achieved the following:

a)

A helicopter based TEM electromagnetic and radiometric aerial survey program was completed by FUGRO over the entire Company licence area (800 km2 ) at 200 meter spaced flight lines in a north-south direction. Electromagnetic (TEM) as well as radiometric data for K (Potassium), U (Uranium), and Th (Thorium), as well as total count was collected simultaneously for the 4740 line kilometres flown. Selected areas were flown at a line spacing of 100 meters.

The interpreted data clearly delineated subsurface geological features of importance to gold and base metal mineralization in this high grade metamorphic terrain. The data proved to be invaluable in the definition of structurally important sites and target definition.

b)

An intensive ground based geophysical program on the Magambazi East as well as the Kwandege target zones was completed. This data (combined with geochemical results) were used to create drill targets on the two selected areas, the results of which are reported below.

c)

A multi-element soil geochemical program was completed on the Kwandege target delineating the extent of the mineralization zone and assisting the interpretation of the geophysical data to locate drill positions.

d)	A large soil sampling program of two targets in PL6743/2010 was initiated and is still continuing.
e)

28 diamond core holes (5,347 meters) were drilled on the Magambazi East and related targets (figure below). 20 of these holes (4228 m or 79.1% of the total 5347 meters of drilling) were drilled on the main geophysical and geochemical anomaly considered to be an extension of the main Magambazi Hill mineralization zone. A single hole (MZD 28; 159 m or 3.0%) was drilled on a potential mineralization zone north of the main Magambazi mineralization trend and one hole (MZD 25; 201 m or 3.8%) was drilled on a potential mineralization zone south of the main mineralization zone. Both these zones were delineated by ground geophysics and soil geochemistry producing well defined drill targets. Six holes (MZD 05, MZD 12, MZD 13, MZD 15, MZD 26 and MZD 27 totaling 445 m or 14.2%) were drilled on targets potentially related to the Magambazi Hill mineralization zones by faulting and / or folding.

Drill hole positions for the 28 drilled Magambazi core drill holes.

The drilling program on the Magambazi East targets outlined the following:

i)

A gold enriched mineralization zone extends for a distance of approximately 500 m to the south east of the Magambazi Hill mineralization as defined by CRI. Gold mineralization along the zone is related to a folded sequence of garnet amphibolite and consists of free gold closely related to quartz veins as well as gold related to sulphides within this zone. The mineralization is structurally complex and is most likely part of a synclinal structure plunging to the north west with higher grade gold zones confined to the fold axis of steeply northwest plunging secondary fold structures on the limbs of the syncline. The repetition distances of these structures are unpredictable based on the current results and drill spacing and an intensive and directed drilling program will be needed to investigate their economic potential. The best intersection achieved on the main zone was 4.2 g/t over 5 meters.

ii)

A mineralization zone to the north of the main zone (the North eastern Zone) shows gold potential. The strike distance of this zone on the Handeni Gold property is approximately 330 m. Three mineralized intersections were obtained. The zone may be interpreted as refolded main zone on the north eastern flank of the syncline or a "lower amphibolite zone" at a lower level of the main Magambazi synclinal structure. The most promising intersection on this zone was 3.75 g/t over 1 meter.

iii)

A mineralization zone with a strike distance of approximately 450 m to the south of the main zone (the South western Zone) was intersected. The geological interpretation is the same as for the North eastern zone. Four mineralized intersections were obtained in this zone of which 1.31 g/t over 1 meter was the intersection obtained.

Evaluation of the economic potential of the three mineralization zones will only be possible with closely spaced directional drilling to follow out the mineralization. We will continue its evaluation of the Magambazi East project based on a detailed interpretation of the available drill core and an intensive program of close spaced ground geophysics. The project will finally be ranked against 15 other already identified targets (the decision to continue drilling on its Kwandege project has already been taken) before a decision on a possible continuation of the drilling program on Magambazi East will be taken. Intercepts were reported as drilling widths due to extreme folding of layers. More drilling will be needed to confirm true widths. For the holes reported for this phase of the assay program sampling was conducted along one meter continuous intervals of the core.

f)

37 drill holes (4,989 meters in total) have been drilled on the Kwandege mineralized zone, completing the first phase drilling program on this project. The total number of drill holes on the main Kwandege target for the first phase drilling phase were 33, including a single hole abandoned due to bad drilling ground. 26 of the 32 drill holes on the main Kwandege target yielded gold assay values of more than 0.5 g/t over a one-meter interval or thicker intersection, whereas four of the remaining holes had anomalous gold values of up to 0.49 g/t. Three holes were drilled on a chargeability and radiometric target south of the main Kwandege target and one on a potential south eastern extension of the main Kwandege target (Figure below).

Kwandege drill hole positions.

Blue dots represent positions of current artisanal workings and the area outlined in purple is an approximately 1km2 sulphide and radioelement enriched zone. Hole KW2_10 was drilled on a potential south eastward extension of the main Kwandege mineralized zone.

Of the three drill holes drilled on the chargeability zone (outlined in purple on figure above (KW3_01, KW3_02 and KW3_03) (Fig. 1), all three intersected the zone associated with gold mineralization in the Handeni area but only KW3_01 yielded anomalous gold values of 0.24 g/t over 1 m intersections. Thus, despite large percentages of pyrite, as well as some arsenopyrite being present in most of the core intersected on the chargeability anomaly as outlined, general gold values over this anomaly are unexpectedly low. The potential for gold on the perimeter of the chargeability zone however remains high and further drilling is required.

Anomalous gold values were intercepted over large portions of drill core in KW2_10, drilled on a potential south eastern extension of the main Kwandege mineralization zone. Although no values of economic grade are present in this single drill hole, the garnet amphibolite (the favourable zone for gold mineralization) was intersected. The lower values are most likely due to an unfavourable sub-surface structural intersection and further drilling is necessary to assess the (new) south eastern extension of the main Kwandege target.

The best intersections obtained on the first phase of the Kwandege drilling project (32 holes) were:

	i)	KW2_01 with 4.40 g/t over 12 meters, including 29.5 g/t over 1 m as well as 3.54 g/t over 1 m;
	ii)	KW2_07 with 6.20 g/t over 5 m including 29.60 g/t over 1 m;
	iii)	KW1_08 with 1.1 g/t over 9 m including 5.67 g/t over 1 m;
	iv)	KW1_14 with 1.74 g/t over 6 m including 2.45 g/t over 2m and 3.51 g/t over 1m;
	v)	KW1_07 and KW4_03 each with 2.11 g/t over 1 m, and
	vi)	KW2_08 with 3.70 g/t over 1 m.

An important feature of the Kwandege target is the fact that low level gold values (0.5 g/t to 1 g/t) were encountered in numerous intersections in the drill holes and also confirmed by the latest assay results. Anomalous gold with some potentially economic intersections have been encountered in an E - W (strike) direction of 1,501 meters (based on the results of the completed phase 1 drilling program). The open ended nature of the mineralization in an E-W direction was confirmed.

The structural control on the gold mineralization is an important feature of mineralization at Kwandege. Based on the current results, gold is particularly enriched in the upper of two garnet amphibolite layers separated by a felsic gneiss unit. Within the garnet amphibolite, gold is most likely concentrated in the proximity of fold noses. The package of garnet amphibolite as well as felsic gneiss units are contained within a SSW towards NNE thrust unit.

g)	A confined alluvial mining evaluation program was initiated to investigate the potential to economically mine alluvial gold on the prospecting licenses.

The Company is currently focusing its exploration efforts on:

a)	the ranking of its seventeen identified targets and upgrading of the most promising targets to drill target status;
b)	detailed work on the Kwandege project to plan the second phase of drilling; and
c)	the evaluation of selected alluvial targets.

The estimated budget for the completion of these exploration programs is provided below:

EXPLORATION WORK	BUDGET (US$)
Ground Geophysics	250,000
Mapping, trenching, sampling, etc.	250,000
Drilling	950,000
Geologists, field personnel and general exploration	550,000
Sundry & contingencies	500,000
TOTAL	$2,500,000

The Company's Recent Exploration Activities

During the quarter ended August 31, 2012, we:

a)

Collected a total of 5,050 soil samples (including blanks and standards) from targets in PL6743 that are currently being analysed by XRF and prepared for submission to assay laboratories. In collaboration with the Tanzanian Geological Survey a soil sampling program is currently being undertaken on Target 6 on PL6779/2010.

b)

Received the results of the soil sampling program on Target 5 which to date are highly encouraging with gold in soil values of up to 200 ppb encountered. Au (gold) assay results were received for 2,331 samples. The geochemical target coincides with a magnetic and electro-magnetic geophysical anomaly on surface over an area of approximately 1.8 km (N-S) by 900 m (E-W). The anomalous gold zone apparently dips E - SE as part of a large fold structure. High Au values coincide with topographic highs. The evaluation of this target will be continued by pitting, trenching and ground IP.

c)

Are evaluating the "alluvial" gold potential of an area proximal to our Magambazi East target area. The drilling of 3 successful RC holes for water solved the constant water shortage problem and is now providing the washing and separation operations with a sustainable 15,000 liters per hour from two of the holes currently being utilized. This water also secured a water source for future drilling operations on our licenses. Approximately 32% of a pitting, trenching and separation exercise on the area targeted for the evaluation of a potential "alluvial" gold operation is currently completed.

Other exploration related activities currently under way on the Company's Handeni licenses include:

a)	Identification of potential alluvial mining areas other than those currently know and being evaluated by utilizing remote sensing activities.
b)	A detailed geophysical interpretation of already collected geophysical data.
c)	A petrological, geochemical and mineralogical investigation of the Kwandege drill core to understand the style of gold mineralization at this locality.
d)

XRF (hand held) analyses of soil samples taken to produce an algorithm to relate Au anomalies to soil geochemistry. The aim is to reduce assay cost as well as to characterize the two main styles of mineralization identified on the HNDI properties.

During the quarter ended November 30, 2012, the Company:

a)	Completed the soil sampling program on Target 6 in collaboration with the Tanzanian Geological Survey. These samples are currently being prepared for gold analyses.
b)	Completed the field work to evaluate the alluvial potential of the area selected in the vicinity of our Magambazi East target.
c)	Completed the geophysical evaluation of our four (4) prospecting licenses (PL's).
d)	Completed a detailed structural investigation into structural controls on gold mineralization on our 4 prospecting licenses.

During the quarter ended February 28, 2013, the Company:

a)       Completed the evaluation of the alluvial, eluvial and colluvial mineralization of a target to the east of Magambazi hill. The fluvial regime showed the highest potential but the average grade is not high enough to warrant a full scale alluvial operation on this target. The Company will continue its alluvial exploration program and the next target on the list is the alluvial potential of targets surrounding the Kwandege and Mjembe deposits.

b)       Completed a structural model on the 800km2 license area and used this to modify the model and style of mineralization envisaged for the Handeni district. The Company is currently applying this model to better understand our current targets and to assist the generation of drill positions for each target. Ground geophysics will be utilized to support the structural model.

c)       Completed a ground geophysics investigation on the Mjembe target to the southeast of Magambazi. A soil sampling program on this target is currently 75% completed.

A major focus of the Company at this stage is target prioritization and selection of areas on the property to retain. The first draft of recommendations in this regard is to be finalized by the Company's technical committee.

Mkuvia Alluvial Gold Project

Our other property of interest has been the Mkuvia Alluvial Gold Project. This Project consists of four PLs (the background to the Company's interest in these PLs is set out in detail below). The Company is aware that the four PLs expired during May and June of 2012. At this time the Company is considering its interest in these PLs going forward but no final determination has been made to date.

By way of background, on June 27, 2008 but effective on August 4, 2008 when ratified by our Board of Directors, we entered into a Joint Venture Agreement with Mkuvia Maita ("Mr. Maita"), the registered holder of certain PLs over certain areas covering approximately 430 square kilometers located in the Liwale and Nachigwea Districts of Tanzania. Pursuant to this agreement we had the right to enter, sample, drill and otherwise explore for minerals on the property underlying the prospecting licenses as granted by the Government of Tanzania under the Mining Act, subject to a perpetual net smelter royalty return of 3% payable to Mr. Maita.

Effective on July 14, 2009, our Board of Directors ratified, confirmed and approved our entering into of a new Joint Venture Agreement (the "New Mkuvia Agreement") with Mr. Maita. The New Mkuvia Agreement covers a slightly smaller area than the original agreement, covering an area of approximately 380 square kilometers located in the Liwale and Nachigwea Districts of Tanzania, and more particularly described as follows:

  Prospecting License No. 5673/2009;

  Prospecting License No. 5669/2009;

  Prospecting License No. 5664/2009; and

  Prospecting License No. 5662/2009.

The New Mkuvia Agreement, which is dated for reference June 5, 2009, supersedes and replaces the prior joint venture agreement as entered into by and between our Company and Mr. Maita (the "Prior Agreement") regarding prior prospecting licenses held by Mr. Maita over substantially the same area, known as the "Mkuvia Project", which is the focus of our current exploration and development efforts.

Pursuant to the terms of the New Mkuvia Agreement we shall continue to have the right to enter, sample, drill and otherwise explore for minerals on the property underlying the new PLs as granted by the Government of Tanzania under the Mining Act and any other rights covered by the PLs listed above.

In consideration for the entry into of the New Mkuvia Agreement, we were required to pay Mr. Maita US$40,000 upon signing of the New Mkuvia Agreement. In addition, and upon commencement of any production on the property underlying the prospecting licenses, Mr. Maita is still entitled to receive a perpetual net smelter royalty return of 3% from any product realized from the property underlying the PLs under the New Mkuvia Agreement. By entering into the New Mkuvia Agreement, we are no longer required to pay Mr. Maita the balance of approximately US$460,000 in aggregate yearly cash payments previously due under the Prior Agreement in consideration, in part, of our Company reducing the current unexplored property area underlying the prospecting licenses under the New Mkuvia Agreement by approximately 50 square kilometers.

The property has several overlying primary mining licenses (again PMLs) that have mineral rights that lie within the boundaries of the Mkuvia property. Generally, PMLs represent limited mining rights which allow the small scale exploration of minerals by local miners and must predate the establishment of a prospecting license. PMLs are retained exclusively for Tanzanian citizens. The maximum size of the demarcated area for a PML for all minerals other than building materials is 10 hectares. The PML is granted for a period of five years, renewable once upon request. When a PML expires, the mineral rights succeed to the underlying PL and cannot be renewed or re-staked thereafter, so long as the PL remains valid. Specifically, the PMLs on the Mkuvia property consist of approximately 115 licenses owned by Mr. Maita, and have been provided for in the New Mkuvia Agreement. Upon a successful mining permit application and receipt, the PMLs will be collapsed and superseded by the PL rights.

We obtained a Technical and Recourse Report on the Mkuvia Alluvial Gold Project, dated July 24, 2009, as prepared by Laurence Stephenson, P. Eng., and Ross McMaster, MAusIMM. This report was prepared in accordance with NI 43-101. Much of the information regarding the Mkuvia Alluvial Gold Project as provided below is based on information provided in that NI 43-technical report.

Effective November 7, 2009, we entered into a purchase agreement (the "Purchase Agreement") with Ruby Creek Resources, Inc. ("Ruby Creek"), pursuant to which Ruby Creek has the right to purchase a 70 percent interest in 125 square kilometres of our 380 square kilometre Mkuvia Alluvial Gold Project upon payment of $3,000,000 over a three-year period. The schedule by which Ruby Creek is to pay such $3,000,000 to our Company is as follows:

  $100,000 within five business days of signing of the Purchase Agreement (received);

  $150,000 within 15 business days of signing of the Purchase Agreement (received);

  $100,000 upon satisfactory completion of Ruby Creek's due diligence (received);

  $400,000 upon closing under the Purchase Agreement and receipt of the first mining license;

  $750,000 within 12 months of closing;

  $750,000 within 24 months of closing and

  $750,000 within 36 months of closing (this final payment may be made, in Ruby Creek's discretion, in cash or shares of Ruby Creek).

In a further purchase agreement between our Company and Ruby Creek dated for reference May 19, 2010 and fully executed on June 16, 2010 (the "Further Purchase Agreement"), Ruby Creek agreed to purchase 70% of the remaining 255 sq km of the Mkuvia Alluvial Gold Project in accordance with the terms of such Further Purchase Agreement. Under the terms of the Further Purchase Agreement, Ruby Creek will earn a 70 percent interest in the remaining 255 square kilometres of our 380 square kilometre Mkuvia Alluvial Gold Project by making payments totaling $6,000,000 to us. The schedule by which Ruby Creek is to pay such $6,000,000 to us is as follows:

  $200,000 due within seven days of execution of the Further Purchase Agreement (received);

  $150,000 (received) plus the issuance of 4 million restricted shares of common stock of Ruby Creek, with an agreed upon value of $0.80 per share for a stated valuation of $3.2 million, within 30 days of the receipt of Certificates of Acknowledgement for all underlying and related Agreements from the Commissioner for Minerals in Tanzania as required by the Mining Act of Tanzania (Certificates of Acknowledgement received August 12, 2010, and shares issued on December 16, 2010);

  $450,000 on June 1, 2011 (unpaid);

  $1,000,000 on June 1, 2012 (unpaid); and

  $1,000,000 on June 1, 2013 (which may be satisfied by the issuance of stock by Ruby Creek).

Thus, the combined payments under the November 2009 and the June 2010 Purchase Agreement and Further Purchase Agreement provide for a total commitment of $9,000,000 payable to our Company by Ruby Creek to purchase a 70% interest in the entire 380 square kilometre Mkuvia Alluvial Gold Project.

The ownership structure of the interest in the Mkuvia Alluvial Gold Project shall be a 70% interest for Ruby Creek, a 25% interest for our Company and a 5% interest for Mr. Mkuvia Maita, the original owner of the underlying PLs. In addition, Mr. Maita retains a 3% net smelter royalty. However, the Further Purchase Agreement also provides that Ruby Creek may increase its ownership position from a 70% interest to 75%, reducing our position to 20%, by giving notice to us and paying $1,000,000 to us by June 1, 2011 (unpaid).

On February 8, 2012, Ruby Creek filed a lawsuit against the Company in the Supreme Court, State of New York, in which Ruby Creek alleges that the Company participated in a fraudulent transfer of the mineral property interests that Ruby Creek had the right to purchase pursuant to the above-referenced Purchase Agreement and Further Purchase Agreement with the Company. The Company is of the view that such allegations are without merit and intends to vigorously contest the action. On February 23, 2012, the Company filed a lawsuit against Ruby Creek in the Supreme Court of British Columbia (the "British Columbia Action"), seeking relief for Ruby Creek's breach of its payment obligations under the above-referenced Purchase Agreement and Further Purchase Agreement and seeking an order that Ruby Creek remove the U.S. restrictive legend from Ruby Creek shares issued to the Company under the agreements. To date, Ruby Creek is in default with respect to $1.45 million in scheduled payments due to the Company under the Purchase Agreement and Further Purchase Agreement.

In addition to the British Columbia Action, on May 21, 2012 in answering Ruby Creek's claim in New York, the Company counter claimed against Ruby Creek on the basis of the alleged breaches set out in the British Columbia Action (the "New York Counter Claim"). On November 19, 2012, the British Columbia Action was dismissed on the grounds that the Court in British Columbia did not have jurisdiction and further that the dismissal was without prejudice to either both the Company's and Ruby Creek's action in New York against one another. This Order was granted by consent of both the Company and Ruby Creek.

We have not received any update from Ruby Creek on its exploration activities conducted on the Mkuvia properties during the financial year ended May 31, 2012 to date. The Company is hopeful that it will be able to receive such exploration data in order to assist it in determining whether to make an application for the remaining portion of the PLs through what the Company is informed is a tender process to come.

Compliance with Government Regulation

We are subject to local laws and regulation governing the exploration, development, mining, production, importing and exporting of minerals; taxes; labor standards; occupational health; waste disposal; protection of the environment; mine safety; toxic substances; and other matters. We require licenses and permits to conduct exploration and mining operations. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation thereof could have a material adverse impact on our Company. Applicable laws and regulations will require us to make certain capital and operating expenditures to initiate new operations. Under certain circumstances, we may be required to close an operation once it is started until a particular problem is remedied or to undertake other remedial actions. This would have a material adverse effect on our results and financial condition.

Our mineral interests in Tanzania are held under PLs granted pursuant to the Mining Act for an initial period of three years and are renewable in two successive periods of two years only. The annual rental fees following the first renewal will be US$150 per square kilometer per year and following the second renewal the rental fee will be US$200 per square kilometer per year. There is also an initial one-time "preparation fee" of $200 per license. Upon renewal, we pay a fee of $300 per license. Renewals of our PLs can take many months and even years to process by the regulatory authority in Tanzania.

All PLs in Tanzania require the holder to employ and train local residents, typically amounting to $5,000 per year, and make exploration expenditures, as set out in the Mining Act. At each renewal, at least 50% of our licensed area must be relinquished. If we wish to keep the relinquished one-half portion, we must file a new application for the relinquished portion.

The geographical area covered by a PL may contain one or more previously granted PML. A PML is a mining license granted only to a Tanzanian citizen consisting of an area of not to exceed 10 hectares. Once a PL is granted, no additional PMLs can be granted within the geographical area covered by the PL. The PL is subject to the rights of previously granted and existing PMLs. The holder of a PL will have to work around the geographical area of the PML unless the PL holder acquires the PML and any rights to the land covered by the PML.

We must hold a mining license to carry on mining activities, which are granted only to the holder of a PL covering a particular area. A mining license is granted for a period of 25 years or the life of the mine. It is renewable for a period not exceeding 15 years. Other than the PMLs being held under Handeni Resources, we do not hold any mining licenses, only PLs. An application for the 32 PMLs being held under agreement by Handeni Resources to be changed into a mining license (ML) is underway. Prospecting and mining license holders must submit regular reports in accordance with mining regulations. Upon commercial production, the government of Tanzania imposes a royalty on the gross value of all production at the rate of 3% of all gold produced. The applicable regulatory body in Tanzania is the Ministry of Energy and Minerals.

In July 1999, environmental management and protection regulations under the Mining Act came into force. An environmental impact statement and an environmental management plan must accompany special mining license, mining license and gemstone mining license applications for mineral rights. In addition to the establishment of environmental regulations, the Tanzanian government has improved management procedures for effective monitoring and enforcement of these regulations by strengthening the institutional capacity, especially in the field offices. The government has provided rules for the creation of reclamation funds to reinstate land to alternative uses after mining and it has developed guidelines for mining in restricted areas, such as forest reserves, national parks, near sources of water and other designated areas. These regulations have not had any material effect on our operations to date.

Competition

We operate in a highly competitive industry, competing with other mining and exploration companies, and institutional and individual investors, which are actively seeking minerals exploration properties throughout the world together with the equipment, labour and materials required to exploit such properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. The principal area of competition is encountered in the financial ability to cost effectively acquire prime minerals exploration prospects and then exploit such prospects. Competition for the acquisition of minerals exploration properties is intense, with many properties available in a competitive bidding process in which we may lack technological information or expertise available to other bidders. Therefore, we may not be successful in acquiring, exploring and developing profitable properties in the face of this competition. No assurance can be given that a sufficient number of suitable minerals exploration properties will be available for acquisition, exploration and development.

Employees

Other than our officers and directors, we had approximately ten full-time equivalent employees and consultants as of February 28, 2013, seven of which were located in Tanzania. We retain independent geologists and consultants on a contract basis to conduct the work programs on our mineral properties in order to carry out our plan of operations.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

The Company has two subsidiaries, both of which are Tanzanian companies: (i) HG Limited (formerly DLM Tanzania Limited); and (ii) Douglas Lake Tanzania Limited, which is inactive.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Our principal offices are located at 228 Regent Estate, Dar es Salaam, Republic of Tanzania, our telephone number is 011-255-222-70-00-84, and our web site address is www.handenigold.com.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below may not be all of the risks facing our company. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

We are a recently organized business with a limited operating history.

We were incorporated in January 2004 and have a limited operating history which makes it difficult to evaluate the investment merits of our Company. As of May 31, 2012, we had not generated any revenues from operations and incurred a net loss since inception of $109,411,161.

We have incurred net losses since our inception and expect losses to continue.

We have not been profitable since our inception. For the fiscal year ended May 31, 2012, we had a net loss of $6,903,557. Since our inception on January 5, 2004 to May 31, 2012, we had an accumulated net loss of $109,411,161. We have not generated revenues from operations and do not expect to generate revenues from operations unless and until we are able to bring a mineral property into production. The expenditures to be made by us in the exploration of our properties may not result in discoveries of commercially recoverable mineral reserves. There is a risk that we may never bring a mineral property into production that our operations will not be profitable in the future and you could lose your entire investment.

We may not be able to continue as a going concern if we do not obtain additional financing or attain profitable operations.

Our independent accountants' audit report states that there is substantial doubt about our ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon attaining profitable operations and obtaining sufficient financing to meet obligations and continue exploration and development activities. We have incurred only losses since our inception. Whether and when the Company can attain profitability is uncertain. These uncertainties cast significant doubt upon the Company's ability to continue as going concern, because we will be required to obtain additional funds in the future to continue our operations and there is no assurance that we will be able to obtain such funds, through equity or debt financing, or any combination thereof, or we are able to raise additional funds, that such funds will be in the amounts required or on terms favourable to us.

Our exploration activities are highly speculative and involve substantial risks.

The mineral properties that we held interests in during our year ended May 31, 2012 are in the exploration stage and no proven mineral reserves have been established. Our exploration work may not result in the discovery of mineable deposits of ore in a commercially economical manner. There may be limited availability of water, which is essential to mining operations, and interruptions may be caused by adverse weather conditions. Our operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air quality standards, pollution and other environmental protection controls. Our exploration activities are subject to substantial hazards, some of which are not insurable or may not be insured for economic reasons. Any of these factors could have a material adverse effect on our results and financial condition.

We cannot accurately predict whether commercial quantities of ores will be established.

Whether an ore body will be commercially viable depends on a number of factors beyond our control, including the particular attributes of the deposit such as size, grade and proximity to infrastructure, as well as mineral prices and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We cannot predict the exact effect of these factors, but the combination of these factors may result in a mineral deposit being unprofitable which would have a material adverse effect on our business. We have no mineral producing properties at this time. We have not defined or delineated any proven or probable reserves or resources on any of our properties to date.

We may not be able to establish the presence of minerals on a commercially viable basis.

Substantial expenditures will be required to develop the exploration infrastructure at any site chosen for exploration, to establish ore reserves through drilling, to carry out environmental and social impact assessments, and to develop metallurgical processes to extract the metal from the ore. We may not be able to discover minerals in sufficient quantities to justify commercial operation, and we may not be able to obtain funds required for exploration on a timely basis. Accordingly, you could lose your entire investment.

We will need to incur substantial expenditures in an attempt to establish the economic feasibility of mining operations by identifying mineral deposits and establishing ore reserves through drilling and other techniques, developing metallurgical processes to extract metals from ore, designing facilities and planning mining operations. The economic feasibility of a project depends on numerous factors beyond our control, including the cost of mining and production facilities required to extract the desired minerals, the total mineral deposits that can be mined using a given facility, the proximity of the mineral deposits to a user of the minerals, and the market price of the minerals at the time of sale. Our existing or future exploration programs or acquisitions may not result in the identification of deposits that can be mined profitably and you could lose your entire investment.

Our competition is intense in all phase of our business.

We operate in a highly competitive industry, competing with other mining and exploration companies, and institutional and individual investors, which are actively seeking minerals exploration properties throughout the world together with the equipment, labour and materials required to exploit such properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. The principal area of competition is encountered in the financial ability to cost effectively acquire prime minerals exploration prospects and then exploit such prospects. Competition for the acquisition of minerals exploration properties is intense, with many properties available in a competitive bidding process in which we may lack technological information or expertise available to other bidders. Therefore, we may not be successful in acquiring, exploring and developing profitable properties in the face of this competition. No assurance can be given that a sufficient number of suitable minerals exploration properties will be available for acquisition, exploration and development.

Our exploration activities are subject to various local laws and regulations.

We are subject to local laws and regulation governing the exploration, development, mining, production, importing and exporting of minerals; taxes; labor standards; occupational health; waste disposal; protection of the environment; mine safety; toxic substances; and other matters. We require licenses and permits to conduct exploration and mining operations. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation thereof could have a material adverse impact on our Company. Applicable laws and regulations will require us to make certain capital and operating expenditures to initiate new operations. Under certain circumstances, we may be required to close an operation once it is started until a particular problem is remedied or to undertake other remedial actions. This would have a material adverse effect on our results and financial condition.

We have uninsurable risks.

We may be subject to unforeseen hazards such as unusual or unexpected formations and other conditions. We may become subject to liability for pollution, cave-ins or hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

Exploration activities, including test mining and operating activities are inherently hazardous.

Mineral exploration activities, including test mining activities, involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome.

Operations that we undertake will be subject to all the hazards and risks normally incidental to exploration, test mining and recovery of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks are such that liabilities might result in us being forced to incur significant costs that could have a material adverse effect on our financial condition and business prospects.

We depend on key management personnel.

The success of our operations and activities is dependent to a significant extent on the efforts and abilities to attract and maintain qualified key management and technical personnel. Competition for such personnel is intense and we may not be able to attract and retain such personnel. We do not maintain key-man life insurance on any of our officers. A loss of any of them could adversely affect our business.

Our officers and directors may have potential conflicts of interest due to their responsibilities with other entities.

The officers and directors of the Company serve as officers and/or directors of other companies in the mining industry, which may create situations where the interests of the director or officer may become conflicted. The companies to which some of our officers and directors provide services may be potential competitors with the Company at some point in the future. The directors and officers owe the Company fiduciary duties with respect to any current or future conflicts of interest.

We may experience difficulty managing our anticipated growth.

We may be subject to growth-related risks including capacity constraints and pressure on our internal systems and controls. Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to attract and retain qualified management and technical personnel to meet the needs of our anticipated growth. Our inability to deal with this growth could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to the volatility of metal and mineral prices.

The economics of developing metal and mineral properties are affected by many factors beyond our control including, without limitation, the cost of operations, variations in the grade ore or resource mined, and the price of such resources. The market prices of the metals for which we are exploring are highly speculative and volatile. Depending on the price of gold or other resources, we may determine that it is impractical to commence or continue commercial production. The price of gold has fluctuated widely in recent years. The price of gold and other metals and minerals may not remain stable, and such prices may not be at levels that will make it feasible to continue our exploration activities, or commence or continue commercial production.

We may not have clear title to our properties.

Acquisition of title to mineral properties is a very detailed and time-consuming process, and title to our properties may be affected by prior unregistered agreements or transfer, or undetected defects. Some of our prospecting licenses are currently subject to renewal by the Ministry of Energy and Minerals of Tanzania. There is a risk that we may not have clear title to all our mineral property interests, or they may be subject to challenge or impugned in the future, which would have a material adverse effect on our business.

Our mineral property interests may be subject to other mining licenses.

Local residents in Tanzania may have registered the right to mine in small areas located within a prospecting license, such rights are evidenced by a mining license. There can be no guarantee that we will be successful in negotiating with mining license owners to acquire their rights if we determine that we need their permission to drill or mine on the land covered by such mining licenses.

We have requirements for and there is an uncertainty of access to additional capital.

At May 31, 2012, we had cash of $886,889 and working capital of $1,515,046. We will continue to incur exploration costs to fund our plan of operations and intend to fund our plan of operations from working capital and equity subscriptions. Ultimately, our ability to continue our exploration activities depends in part on our ability to commence operations and generate revenues or to obtain financing through joint ventures, debt financing, equity financing, production sharing agreements or some combination of these or other means. There can be no assurance that we will be able to obtain any such financing.

We have no cash flow from operations and depend on equity financing for our operations.

Our current operations do not generate any cash flow. Any work on our properties may require additional equity financing. If we seek funding from existing or new joint venture partners, our project interests will be diluted. If we seek additional equity financing, the issuance of additional shares will dilute the current interests of our shareholders. We may not be able to obtain additional funding to allow us to fulfill our obligations on our existing exploration property or any future exploration properties. Our failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and the possible partial or total loss of our potential interest in certain properties or dilution of our interest in certain properties which would have a material adverse effect on our business.

Our directors and officers are indemnified for any monies they pay in settlement of actions performed while a director or officer.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for indemnification of our officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with our Company. We have authorized the indemnification of our officers and directors to the full extent available under the Nevada Revised Statutes.

Risks related to government controls and regulations

We are subject to complex federal, provincial, state, local and other laws, controls and regulations that could adversely affect the cost, manner and feasibility of conducting our operations.

Mineral exploration, production, marketing and transportation activities are subject to extensive controls and regulations imposed by various levels of government, which may be amended from time to time. Governments may regulate or intervene with respect to price, taxes, and the exportation. Regulations may be changed from time to time in response to economic or political conditions. The implementation of new regulations or the modification of existing regulations affecting the mining industry could increase our costs, any of which may have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, in order to conduct operations, we require licenses from various governmental authorities. We cannot assure you that we will be able to obtain all of the licenses and permits that may be required to conduct operations that we may desire to undertake.

Our business activities are conducted in Tanzania.

Our mineral exploration activities in Tanzania may be affected in varying degrees by political stability and government regulations relating to the mining industry and foreign investment in that country. The government of Tanzania may institute regulatory policies that adversely affect the exploration and development (if any) of our properties. Any changes in regulations or shifts in political conditions in this country are beyond our control and may materially adversely affect our business. While the Company's management will propose a measure to mitigate the effects, our operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, foreign exchange controls, income taxes, expropriation of property, environmental legislation and mine safety.

As a public company, our compliance costs and risks have increased in recent years.

Legal, accounting and other expenses associated with public company reporting requirements have increased significantly in the past few years. We anticipate that general and administrative costs associated with regulatory compliance will continue to increase with on-going compliance requirements under the Sarbanes-Oxley Act of 2002, as well as any new rules implemented by the SEC in the future. These rules and regulations have significantly increased our legal and financial compliance costs and made some activities more time consuming and costly. We cannot assure you that we will effectively meet all of the requirements of these regulations, including Section 404 of the Sarbanes-Oxley Act. Any failure to effectively implement internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations, or result in our principal executive officer and principal financial officer being required to give a qualified assessment of our internal control over financial reporting. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock and our ability to raise capital. These rules and regulations have made it more difficult and more expensive for us to obtain director and officer liability insurance in the future. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

Risks Related to Our Common Stock

The trading price of our common stock may be volatile.

The price of our common shares may increase or decrease in response to a number of events and factors, including: trends in the mineral sector in which we operate; changes in the market price of gold; current events affecting the global economic situation; changes in financial estimates; our acquisitions and financings; quarterly variations in our operating results; the operating and share price performance of other companies that investors may deem comparable; and purchase or sale of blocks of our common shares. These factors, or any of them, may materially adversely affect the prices of our common shares regardless of our operating performance.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise additional capital for our operations. Because our operations to date have been principally financed through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations. A reduction in our ability to raise equity capital in the future would have a material adverse effect upon our business plan and operations, including our ability to continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

We could be required to rescind an offering of our shares.

On January 23, 2006, the Pennsylvania Securities Commission ("PSC") issued an inquiry letter to our Company. The inquiry alleged that we offered and sold securities to investors without being in compliance with Regulation D and without registration. The PSC notified us that an acceptable course of action was for us to offer the Pennsylvania state residents an opportunity to rescind their investment with us. While the Pennsylvania state residents have rejected our offer to repurchase their shares, we do not plan to make the same offer to our other U.S. or non-U.S investors. If the investors invoke their rescission right or if any securities commission requires us to offer a right of rescission to the investors, we may have to refund the related funds.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and FINRA's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our common stock will be subject to the "Penny Stock" Rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

Our common stock is quoted on the OTCQB, which is generally considered to be a less efficient market than markets such as NASDAQ or the national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities will be subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the "penny stock rules" and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules", investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

In addition to the "penny stock" rules promulgated by the SEC, the Financial Industry Regulatory Authority ("FINRA") has adopted rules that require a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer when recommending the investment to that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that are and will be incorporated by reference into this prospectus, contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this prospectus include, among others, statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve assumptions, risks and uncertainties regarding, among others, the success of our business plan, availability of funds, government regulations, operating costs, our ability to achieve significant revenues, our business model and products and other factors. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. In evaluating these statements, you should consider various factors, including the assumptions, risks and uncertainties outlined in this prospectus under "Risk Factors." These factors or any of them may cause our actual results to differ materially from any forward-looking statement made in this prospectus. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding future events, our actual results will likely vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. The forward-looking statements in this prospectus are made as of the date of this prospectus and we do not intend or undertake to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

INFORMATION ABOUT THE OFFERING

This reoffer prospectus relates to 40,000,000 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by certain Eligible Participants in our November 2010 Stock Incentive Plan for their own account. Eligible Participants in our November 2010 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities. Selling stockholders will consist of those Eligible Participants who are "affiliates" of our company, as defined in Rule 405 under the Securities Act as well as certain non-affiliates.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the selling stockholders pursuant to this prospectus. All of the 40,000,000 common shares which may be offered pursuant to this reoffer prospectus underlie awards that have been or may be granted under our November 2010 Stock Incentive Plan. We will receive proceeds from the exercise of any stock options that may be granted under the November 2010 Stock Incentive Plan. The exercise or purchase price per share, if any, of each award may not be less than the Fair Market Value (as defined in the November 2010 Stock Incentive Plan) of our company's common stock on the date of the grant. All proceeds, if any, from the exercise of these future options will be added to our working capital.

The selling stockholders will receive all proceeds from the sales of these shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their shares).

DILUTION

Because the selling stockholders who offer and sell shares of common stock covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution (if any) to the public arising from these sales.

SELLING STOCKHOLDERS

Our November 2010 Stock Incentive Plan provides that we may grant awards providing for the issuance of up to an aggregate of 40,000,000 shares under such plan, and 40,000,000 shares of common stock have been reserved for issuance under all awards that may be granted under our November 2010 Stock Incentive Plan.

"Eligible Participants" who are entitled to participate in the November 2010 Stock Incentive Plan consist of employees, directors and consultants of (a) our company or (b) any of the following entities: (i) any "parent corporation" as defined in section 424(e) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) any "subsidiary corporation" as defined in section 424(f) of the Code; or (iii) any business, corporation, partnership, limited liability company or other entity in which our company, a parent corporation or a subsidiary corporation holds a substantial ownership interest, directly or indirectly.

The selling stockholders named in this prospectus in the table below are "affiliates" of our company (as defined in Rule 405 under the Securities Act). Such selling stockholders are offering an aggregate of up to 25,200,000 shares offered through this prospectus, which 25,200,000 shares consist of: (i) 600,000 restricted shares granted to three of the selling stockholders pursuant to our November 2010 Stock Incentive Plan and (ii) 24,600,000 shares that may be acquired from the exercise of stock options that we have granted to the selling stockholders pursuant to our November 2010 Stock Incentive Plan. Because our Company does not satisfy the registrant requirements for use of Form S-3, the amount of securities to be offered or resold by means of this prospectus, by each person, and any other person with whom he or she is acting in concert for the purpose of selling securities of our Company, may not exceed, during any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

If, subsequent to the date of this reoffer prospectus, we grant any further awards under the November 2010 Stock Incentive Plan to any Eligible Participants who are "affiliates" of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common shares held by each of the selling stockholders, including:

    the number of common shares owned by each selling stockholder prior to this offering;

    the total number of common shares that are to be offered by each selling stockholder;

    the total number of common shares that will be owned by each selling stockholder upon completion of the offering;

    the percentage owned by each selling stockholder; and

    the identity of the beneficial holder of any entity that owns the common shares.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to "Shares Beneficially Owned Prior to the Offering" includes the shares issuable upon exercise of the stock options held by the selling stockholders as these options are exercisable within 60 days of the date hereof.

The "Number of Shares Being Offered" includes the common shares that have been issued or that may be acquired by the selling stockholders pursuant to the exercise of stock options granted to the selling stockholders pursuant to our November 2010 Stock Incentive Plan. Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all common shares or rights to these common shares.

Name of Selling Stockholder	Shares Beneficially Owned Prior to the Offering (1)		Number of Shares Being Offered	Shares Beneficially Owned Upon Completion of the Offering (1)
	Number	Percent		Number	Percent
Directors and Executive Officers:
Reginald Mengi	158,333,333 (2)	47.8%	10,000,000	148,333,333	44.8%
Reyno Scheepers	5,500,000 (3)	1.7%	5,500,000	Nil	Nil
Douglas Boateng	7,500,000 (4)	2.3%	7,500,000	Nil	Nil
William Lamarque	400,000 (5)	*	400,000	Nil	Nil
Emmanuel Naiko	400,000 (5)	*	400,000	Nil	Nil
Gizman Abbas	400,000 (5)	*	400,000	Nil	Nil
Melinda Hsu	1,000,000 (6)	*	1,000,000	Nil	Nil
Directors and Executive Officers as a group (7 persons):	173,533,333 (7)	50.2%	25,200,000	148,333,333	42.9%

(*)        Less than 1%.

(1)        Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. For the purposes of this prospectus, however, we have included all shares issuable under options, whether or not all options have vested. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the date of this prospectus. As of May 7, 2013, there were 321,416,654 shares issued and outstanding.

(2)        This figure represents (i) 133,333,333 shares of common stock held indirectly through IPP Gold Limited, (ii) 15,000,000 shares of common stock held indirectly through Handeni Resources Limited and (iii) 10,000,000 vested stock options exercisable into 10,000,000 shares of common stock at $0.20 per share expiring on November 29, 2020.

(3)        This figure represents (i) 4,000,000 vested stock options exercisable into 4,000,000 shares of common stock at $0.20 per share expiring on November 29, 2020 and (ii) 1,500,000 vested stock options exercisable into 1,500,000 shares of common stock at $0.45 per share expiring on November 30, 2021.

(4)        This figure represents (i) 4,500,000 vested stock options exercisable into 4,500,000 shares of common stock at $0.20 per share expiring on November 29, 2020 and (ii) 3,000,000 vested stock options exercisable into 3,000,000 shares of common stock at $0.45 per share expiring on November 30, 2021.

(5)        This figure represents (i) 200,000 shares of common stock, and (ii) 200,000 vested stock options exercisable into 200,000 shares of common stock at $0.08 per share expiring on July 4, 2022.

(6)        This figure represents 1,000,000 vested stock options exercisable into 1,000,000 shares of common stock at $0.11 per share expiring on March 1, 2017.

(7)        This figure represents (i) 148,933,333 shares of common stock, (ii) 18,500,000 vested stock options exercisable into 18,500,000 shares of common stock at $0.20 per share expiring on November 29, 2020, (iii) 4,500,000 vested stock options exercisable into 4,500,000 shares of common stock at $0.45 per share expiring on November 30, 2021, (iv) 600,000 vested stock options exercisable into 600,000 shares of common stock at $0.08 per share expiring on July 4, 2022, and (v) 1,000,000 vested stock options exercisable into 1,000,000 shares of common stock at $0.11 per share expiring on March 1, 2017.

PLAN OF DISTRIBUTION

November 2010 Stock Incentive Plan

On November 29, 2010, our Board of Directors adopted the November 2010 Stock Incentive Plan, under which an aggregate of 40,000,000 shares may be issued.

The purpose of the November 2010 Stock Incentive Plan is to enhance our long-term stockholder value by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service.

The November 2010 Stock Incentive Plan provides for the granting of stock options, stock appreciation rights, restricted stock and other equity awards as set out in the November 2010 Stock Incentive Plan to our directors, officers, employees or consultants. The maximum number of shares that may be issued under the November 2010 Stock Incentive Plan are 40,000,000 shares of our common stock. No insider of the Company is eligible to receive an award under the Plan where (i) the insider is not a director or senior officer of the Company, (ii) any award, together with all of the Company's previously established or proposed awards under the Plan could result at any time in (a) the number of shares reserved for issuance pursuant to options granted to the insider exceeding 50% of the outstanding issue of common stock or (b) the issuance to the insider pursuant to the exercise of options within a one-year period of the number of shares exceeding 50% of the outstanding issue of our common stock. Unless the administrator under the Plan determines that an award to a grantee is not designed to qualify as performance-based compensation, the maximum number of shares with respect to options and/or stock appreciation rights that may be granted during any one calendar year under the November 2010 Stock Incentive Plan to any one grantee is 20,000,000, all of which may be granted as incentive stock options, and the maximum aggregate grant of restricted stock, unrestricted shares, restricted stock units and deferred stock units in any one calendar year to any one grantee is 20,000,000.

The November 2010 Stock Incentive Plan is administered by a committee consisting of two or more members of our Board of Directors, who have the authority to, among other things, interpret the November 2010 Stock Incentive Plan, select eligible participants, determine whether and to what extent awards are granted under the November 2010 Stock Incentive Plan, approve award agreements under the November 2010 Stock Incentive Plan and amend the terms of any outstanding award granted under the November 2010 Stock Incentive Plan.

The foregoing summary of the November 2010 Stock Incentive Plan is not complete and is qualified in its entirety by reference to the November 2010 Stock Incentive Plan.

Timing of Sales

Subject to the foregoing, the selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

    the market price prevailing at the time of sale;

    a price related to such prevailing market price; or

    such other price as the selling stockholders determine from time to time.

The sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

    a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

    ordinary brokerage transactions in which the broker solicits purchasers;

    through options, swaps or derivatives;

    privately negotiated transactions; or

    in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

    may not engage in any stabilization activities in connection with our common stock;

    may not cover short sales by purchasing shares while the distribution is taking place; and

    may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the SEC, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses include, but are not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon for us by McMillan LLP of Vancouver, British Columbia, Canada.

The consolidated financial statements for our year ended May 31, 2012 incorporated in this prospectus by reference from the our Annual Report on Form 10-K have been audited by Manning Elliott LLP, Chartered Accountants ("Manning Elliott"), an independent registered public accounting firm, as stated in their reports dated August 23, 2012. The report of Manning Elliott, which is incorporated herein by reference from our Annual Report on Form 10-K for the year ended May 31, 2012, and the consolidated financial statements for the year ended May 31, 2012, have been so incorporated in reliance upon such report given upon on the authority of such firm as an expert in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

MATERIAL CHANGES

There have been no material changes in our affairs since the end of our last fiscal year on May 31, 2012 to the date of this prospectus, other than those changes that have been described in our Quarterly Reports on Form 10-Q for our fiscal quarter ended August 31, 2012 (filed with the SEC on October 11, 2012), our fiscal quarter ended November 30, 2012 (filed with the SEC on January 9, 2013) and our fiscal quarter ended February 28, 2013 (filed with the SEC on April 9, 2013) and in our Current Reports on Form 8-K that we filed with the SEC on (i) December 13, 2012, (ii) January 23, 2013, (iii) January 23, 2013, (iv) February 19, 2013, and (v) March 4, 2013.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus.

The following documents filed by our company with the SEC are incorporated herein by reference:

(a)       our Annual Report on Form 10-K for the fiscal year ended May 31, 2012, as filed with the SEC on August 27, 2012;

(b)       our Quarterly Reports on Form 10-Q for our fiscal quarter ended August 31, 2012 (filed with the SEC on October 11, 2012), our fiscal quarter ended November 30, 2012 (filed with the SEC on January 9, 2013) and our fiscal quarter ended February 28, 2013 (filed with the SEC on April 9, 2013);

(c)       our Current Reports on Form 8-K, as filed with the SEC on (i) December 13, 2012, (ii) January 23, 2013, (iii) January 23, 2013, (iv) February 19, 2013, and (v) March 4, 2013;

(d)       the description of our common stock under the heading "Description of Securities" in the prospectus forming part of our registration statement on Form SB-2 (Registration No. 333-117586) filed with the SEC on July 22, 2004 including all amendments and reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon oral or written request at no expense to the requester. Any request for this information shall be directed to Mr. Reyno Scheepers, our President, Chief Executive Officer and a director, at the following address and phone number:

Reyno Scheepers
President, Chief Executive Officer and a director
228 Regent Estate
Dar es Salaam, Republic of Tanzania
Tel: 011-255-222-70-00-84

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any material that we file with the SEC at the Public Reference Section, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding issuers that file electronically with the SEC. This prospectus is part of a registration statement on Form S-8 that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities offered, including certain exhibits. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we shall indemnify our officers and directors for any liability including reasonable costs of defense arising out of any act or omission of any officer or director on behalf of the company to the full extent allowed by the State of Nevada, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Our Bylaws further provide that any indemnification under the Bylaws (unless ordered by a court) shall be made by the company only as authorized in the specific case upon a determination that the indemnification of the director or officer is proper in the circumstances because the officer or director has met the applicable standard of conduct. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, regardless of whether or not such a quorum is obtainable and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

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HANDENI GOLD INC.
228 Regent Estate, Dar es Salaam, Republic of Tanzania

40,000,000 Shares of Common Stock to be Offered and Sold by Selling Stockholders

May 9, 2013

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REOFFER PROSPECTUS

____________________________________

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this reoffer prospectus. Any information or representations not herein contained, if given or made, must not be relied upon as having been authorized by Handeni Gold Inc. (the "Company"). This reoffer prospectus does not constitute an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this reoffer prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date of this reoffer prospectus. However, in the event of a material change, this reoffer prospectus will be amended or supplemented accordingly.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.            Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:

(a)        our Annual Report on Form 10-K for the fiscal year ended May 31, 2012, as filed with the SEC on August 27, 2012;

(b)        our Quarterly Reports on Form 10-Q for our fiscal quarter ended August 31, 2012 (filed with the SEC on October 11, 2012), our fiscal quarter ended November 30, 2012 (filed with the SEC on January 9, 2013) and our fiscal quarter ended February 28, 2013 (filed with the SEC on April 9, 2013);

(c)        our Current Reports on Form 8-K, as filed with the SEC on (i) December 13, 2012, (ii) January 23, 2013, (iii) January 23, 2013, (iv) February 19, 2013, and (v) March 4, 2013;

(d)        the description of our common stock under the heading "Description of Securities" in the prospectus forming part of our registration statement on Form SB-2 (Registration No. 333-117586) filed with the SEC on July 22, 2004 including all amendments and reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon oral or written request at no expense to the requester. Any request for this information shall be directed to Mr. Reyno Scheepers, our President, Chief Executive Officer and a director, at the following address and phone number:

Reyno Scheepers
President, Chief Executive Officer and a director
228 Regent Estate
Dar es Salaam, Republic of Tanzania
Tel: 011-255-222-70-00-84

You may read and copy any reports, statements or other information we have filed at the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

No expert or counsel named in this registration statement as having prepared or certified any part of this registration statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed for such purpose on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.            Indemnification of Directors and Officers.

Our Bylaws provide that we shall indemnify our officers and directors for any liability including reasonable costs of defense arising out of any act or omission of any officer or director on behalf of the company to the full extent allowed by the State of Nevada, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Our Bylaws further provide that any indemnification under the Bylaws (unless ordered by a court) shall be made by the company only as authorized in the specific case upon a determination that the indemnification of the director or officer is proper in the circumstances because the officer or director has met the applicable standard of conduct. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, regardless of whether or not such a quorum is obtainable and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.            Exemption from Registration Claimed.

With respect to the 1,000,000 restricted shares to be reoffered or resold pursuant to this registration statement, the Company originally granted such securities under our November 2010 Stock Incentive Plan to three directors and two former directors of the Company in reliance on an exemption from the registration requirements under the Securities Act pursuant to Regulation D or Regulation S and/or Section 4(2) with respect to the issuance of such shares.

Item 8.            Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit
4.1	November 2010 Stock Incentive Plan.(1)
5.1	Legal Opinion of McMillan LLP.*
23.1	Consent of McMillan LLP.(2)
23.2	Consent of Manning Elliott LLP.*

*            Filed herewith.

(1)          Incorporated by reference from the Company's Annual Report on Form 10-K for its fiscal year ended May 31, 2011, as filed with the SEC on September 13, 2011.

(2)          Included in Exhibit 5.1

Item 9.            Undertakings.

The undersigned registrant hereby undertakes:

1.        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)        to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)        to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)        to include any material information with respect to the plan of distribution.

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 14(d) of the Exchange Act that are incorporated by reference into this registration statement.

2.        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.        To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dar es Salaam, Republic of Tanzania, on the 9th day of May, 2013.
HANDENI GOLD INC. By: "Reyno Scheepers" Reyno Scheepers President, Chief Executive Officer and a director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ "Reyno Scheepers" Reyno Scheepers	President, Chief Executive Officer and a director (principal executive officer)	May 9, 2013
/s/ "Melinda Hsu" Melinda Hsu	Chief Financial Officer, Secretary and Treasurer (principal financial officer and principal accounting officer)	May 9, 2013
/s/ "Reginald Mengi" Reginald Mengi	Chairman of the Board of Directors and a director	May 9, 2013
/s/ "William Lamarque" William Lamarque	Vice Chairman of the Board of Directors and a director	May 9, 2013
/s/ "Gizman Abbas" Gizman Abbas	Director	May 9, 2013

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